Exhibit 99.1

Milacron's Q4 Loss of $.32 Per Share Before Charges
In Line with Expectations; Cash Flow Very Strong in Quarter

Net Loss of $.66 Per Share Includes $.34 in Restructuring Charges

CINCINNATI, OHIO, February 12, 2002...Milacron Inc. (NYSE: MZ) today reported sales and new orders in the fourth quarter of 2001 comparable to those of the prior quarter, suggesting that the manufacturing recession in North America may have leveled off. The fourth-quarter loss from operations, excluding restructuring charges, was in line with the most recent guidance issued by the company and with analysts' consensus estimates. Despite the loss and cash costs of restructuring, significant inventory reductions led to positive cash generation in the quarter.

Fourth Quarter 2001
Sales in the fourth quarter of 2001 were $306 million, down 21% from $389 million in the fourth quarter of 2000. New orders were $286 million, off 23%. The net loss of $21.9 million, or $.66 per share, included $11.3 million, or $.34 per share, in restructuring charges related to plant closings and employee reductions. Excluding restructuring charges, Milacron lost $10.6 million, or $.32 per share, in the quarter. In the fourth quarter of 2000, the company had net earnings of $22.0 million, or $.65 per share.

During the fourth quarter, Milacron reduced inventory by $52 million, resulting in a positive net cash flow from operations of $42 million and boosting its cash position to $110 million.

"All of our operations continued to be affected by severely depressed market conditions in North America as well as economic softening in Europe and parts of Asia," said Ronald D. Brown, chairman, president and chief executive officer. "Facing these highly challenging conditions, people in both of our operating groups did an outstanding job of managing working capital and generating strong cash flow in the quarter," he said.

Year 2001
For the year 2001, Milacron's sales of $1.263 billion and new orders of $1.224 billion were each down about 20% from 2000 levels. The net loss for the year was $35.7 million, or $1.08 per share, of which $19.1 million, or $.57 per share, represented restructuring charges. Excluding restructuring charges, Milacron lost $16.6 million, or $.51 per share, in 2001. This compared to net earnings of $72.3 million, or $2.06 per share, in 2000.

"In response to these severe recessionary conditions and to enhance future profitability, we are taking major actions aimed at streamlining our overhead and reducing our overall cost structure," Brown said. "At the same time, while continuing to emphasize innovative product development, we are aggressively implementing Six Sigma and lean manufacturing techniques throughout the company to improve operational excellence. We are determined to emerge from this downturn stronger and better positioned than ever to serve our customers," he said.

Segment Results
Plastics Technologies Sales in the fourth quarter of 2001 were $165 million, down 26% from $222 million a year ago. New orders were $153 million, off 25%. Due in great part to major sales declines in its machinery businesses, the group incurred an operating loss of $10.2 million. This loss included a $4.6-million write-down of certain assets associated with the consolidation of European blow molding manufacturing operations. Operating earnings in the year-ago quarter were $22.8 million. For the year 2001, plastics technologies sales were $662 million, down 24% from 2000, while orders fell 25% to $629 million. For the year, the group's operating loss was $9.9 million compared to operating earnings of $97.0 million in 2000.

Metalworking Technologies Sales in the quarter were $140 million, off 16% from $167 million in the year-ago quarter, and new orders declined 21% to $133 million. The group posted a slight operating loss of $1.1 million in the quarter, compared to operating earnings of $21.1 million in the year-ago period. For 2001, the group's sales were $600 million, down 15% from 2000, while new orders fell 17% to $594 million. Operating earnings for the year fell to $19.9 million from $70.7 million a year ago.

Restructuring and Cost Cutting
Milacron is in the midst of a major restructuring program that specifies the closing of 14 small manufacturing plants and the elimination of about 1,150 jobs. Having begun this restructuring in the third quarter of 2001, the company significantly expanded the program in response to weakening markets in Europe and expects to complete the bulk of the actions by mid 2002. Charges for the entire program are projected to total approximately $38 million pre-tax, while cash costs are estimated at about $32 million. All told, the plan is expected to generate cost savings of more than $40 million annually.

Fourth-quarter restructuring activities included four plant closings, the elimination of more than 300 positions and cash costs of $9 million. For the year 2001, the restructuring program resulted in six plant closings, the elimination of a total of 480 jobs and cash costs of $10.5 million.

This restructuring program followed earlier cost-cutting measures taken in the first half of 2001, which included the elimination of 750 positions in North America and the consolidation of blow molding machine manufacturing operations in Europe.

Estimated Charge for Goodwill Impairment
Beginning in 2002, Milacron will apply new accounting rules for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." While the full evaluation has yet to be completed, preliminary estimates of charges for goodwill impairment range from $180 million to $210 million before tax, or $140 million to $165 million after tax. The company intends to announce the specific charge, effective January 1, 2002, by mid year.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,000 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, grinding wheels, and carbide die and wear parts. For further information, visit the company's web site, www.milacron.com, or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Segment and Supplemental Information Milacron Inc. and Subsidiaries

Fourth Quarter 2001

(In millions)	Quarter Ended December 31,		Year Ended December 31,

	2001	2000	2001	2000

Plastics Technologies
Sales	$165.3	$221.8	$662.4	$873.8
Operating cash flow (a)	(2.4)	30.1	21.8	127.8
Segment earnings (loss)	(10.2)	22.8	(9.9)	97.0
Percent of sales	-6.2%	10.3%	-1.5%	11.1%
New orders	152.6	203.1	629.2	835.3

Metalworking Technologies
Sales	$140.2	$167.0	$600.3	$710.4
Operating cash flow (a)	5.6	27.4	46.7	97.7
Segment earnings (loss)	(1.1)	21.1	19.9	70.7
Percent of sales	-0.8%	12.6%	3.3%	10.0%
New orders	133.4	168.6	594.3	717.3

Total Consolidated Operations
Sales	$305.5	$388.8	$1,262.7	$1,584.2
Operating cash flow (a)	(1.7)	50.4	48.6	199.8
Segment earnings (loss)	(11.3)	43.9	10.0	167.7
Restructuring costs (b)	(17.8)	(0.6)	(30.4)	(2.7)
Gain on divestiture of business (c)	—	—	—	1.5
Corporate expenses	(3.7)	(5.0)	(16.3)	(18.7)
Other unallocated expenses (d)	(1.3)	(2.2)	(4.3)	(7.6)

Operating earnings (loss)	(34.1)	36.1	(41.0)	140.2
Percent of sales	-11.2%	9.3%	-3.2%	8.8%
New orders	286.0	371.7	1,223.5	1,552.6
Ending backlog	129.8	181.3	129.8	181.3

(a)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization).
(b)	In 2001, represents restructuring costs ($11.3 million after tax, or $.34 per share, for the fourth quarter and $19.1 million, or $.57 per share, for the year). In 2000, represents additional restructuring costs ($.5 million after tax, or $.01 per share, for the fourth quarter and $1.9 million, or $.05 per share, for the year) related to initiatives announced in 1999.
(c)	Represents a gain ($.8 million after taxes, or $.02 per share) on the sale of the company's industrial magnets business.
(d)	Other unallocated expenses include financing costs related to the sale of accounts receivable.

Note: These amounts are unaudited.

Consolidated Earnings
Milacron Inc. and Subsidiaries

Fourth Quarter 2001

(In millions, except per-share data)	Quarter Ended December 31,		Year Ended December 31,

	2001	2000	2001	2000

Sales	$305.5	$388.8	$1,262.7	$1,584.2
Cost of products sold	256.7	289.0	1,014.8	1,174.1
Cost of products sold related to restructuring (a)	—	—	3.6	—

Total cost of products sold	256.7	289.0	1,018.4	1,174.1

Manufacturing margins	48.8	99.8	244.3	410.1
Percent of sales	16.0%	25.7%	19.3%	25.9%

Other costs and expenses
Selling and administrative	61.2	63.6	247.7	262.9
Restructuring costs (a)	17.8	0.6	26.8	2.7
Gain on divestiture of business (b)	—	—	—	(1.5)
Other-net	3.9	(0.5)	10.8	5.8

Total other costs and expenses	82.9	63.7	285.3	269.9

Percent of sales	27.1%	16.4%	22.6%	17.0%

Operating earnings (loss)	(34.1)	36.1	(41.0)	140.2
Percent of Sales	-11.2%	9.3%	-3.2%	8.8%
Interest expense-net of interest income	(10.1)	(9.9)	(39.3)	(39.5)

Earnings (loss) before income taxes and minority shareholders' interest	(44.2)	26.2	(80.3)	100.7
Provision (benefit) for income taxes	(22.1)	2.3	(46.1)	25.4

Earnings (loss) before minority shareholders' interests	(22.1)	23.9	(34.2)	75.3
Minority shareholders' interests	(0.2)	1.9	1.5	3.0

Net earnings (loss)	$(21.9)	$22.0	$(35.7)	$72.3

Earnings (loss) per common share
Basic	$(0.66)	$0.65	$(1.08)	$2.06

Diluted	$(0.66)	$0.65	$(1.08)	$2.06

(a)	In 2001, represents restructuring costs ($11.3 million after tax, or $.34 per share, for the fourth quarter and $19.1 million, or $.57 per share, for the year). In 2000, represents additional restructuring costs ($.5 million after tax, or $.01 per share, for the fourth quarter and $1.9 million, or $.05 per share, for the year) related to initiatives announced in 1999.
(b)	Represents a gain ($.8 million after tax or $.02 per share) on the sale of the company's industrial magnets business.

Note: These statements are unaudited.

Milacron Inc. and Subsidiaries

Fourth Quarter 2001

	Quarter Ended December 31,		Year Ended December 31,

	2001	2000	2001	2000

Sales	$305,461,000	$388,803,000	$1,262,683,000	$1,584,204,000

Net earnings (loss) (a)	(21,896,000)	22,000,000	(35,660,000)	72,346,000
Per share
Basic	(0.66)	0.65	(1.08)	2.06
Diluted	(0.66)	0.65	(1.08)	2.06

Common shares
Weighted average outstanding for basic EPS	33,276,000	33,600,000	33,222,000	34,935,000
Weighted average outstanding for diluted EPS	33,276,000	33,724,000	33,222,000	35,046,000
Outstanding at quarter end	33,468,000	33,346,000	33,468,000	33,346,000

(a)	Includes after tax restructuring costs of $11.3 million, or $.34 per share, for the fourth quarter of 2001 and $19.1 million, or $.57 per share, for the year 2001 and $.5 million, or $.01 per share, for the fourth quarter of 2000 and $1.9 million, or $.05 per share, for the year 2000. For year 2000, also includes an after tax gain on sale of the company's industrial magnets business of $.8 million, or $.02 per share.

Consolidated Balance Sheets
Milacron Inc. and Subsidiaries
Fourth Quarter 2001

(In millions)	December 31, 2001	December 31, 2000

Assets
Cash and cash equivalents	$110.4	$41.2
Notes and accounts receivable-net	155.1	199.5
Inventories	318.5	367.1
Other current assets	76.0	48.2
Property, plant and equipment-net	295.5	305.5
Other noncurrent assets	556.8	503.4

Total assets	$1,512.3	$1,464.9

Liabilities and Shareholders' Equity
Bank Borrowings and current portion of long-term debt	$90.3	$94.0
Trade accounts payable and advance billings and deposits	110.1	153.2
Other current liabilities	153.4	158.9
Long-term accrued liabilities	214.3	191.8
Long-term debt	513.3	382.6
Shareholders' equity	430.9	484.4

Total liabilites and shareholders' equity	$1,512.3	$1,464.9

Consolidated Cash Flows
Milacron Inc. and Subsidiaries

(In millions)	Quarter Ended December 31,		Year Ended December 31,

	2001	2000	2001	2000

Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings (loss)	$(21.9)	$22.0	$(35.7)	$72.3
Depreciation and amortization	14.6	13.8	59.2	58.4
Restructuring costs	17.8	—	30.4	—
Gain on divestiture of business	—	—	—	(1.5)
Deferred income taxes	(44.6)	5.8	(33.6)	9.1
Working capital changes
Notes and accounts receivable	13.4	5.6	51.3	6.3
Inventories	51.6	9.0	54.7	(14.5)
Other current assets	1.4	(0.7)	0.7	(7.9)
Trade accounts payable and other current liabilities	11.6	(2.0)	(98.2)	(9.6)
Other-net	(2.1)	(7.1)	(16.0)	(16.8)

Net cash provided by operating activities	41.8	46.4	12.8	95.8

Investing activities cash flows
Capital expenditures	(8.3)	(19.4)	(31.6)	(47.0)
Divestitures	—	—	—	11.2
Acquisitions and other-net	1.0	3.1	(22.7)	3.0

Net cash used by investing activities	(7.3)	(16.3)	(54.3)	(32.8)

Financing activities cash flows
Dividends paid	(0.4)	(4.1)	(12.6)	(17.0)
Issuance of long-term debt	1.7	5.3	7.1	115.4
Repayments of long-term debt	(6.2)	(1.0)	(10.2)	(146.1)
Increase (decrease) in bank borrowings	18.3	0.7	130.6	(5.2)
Net purchase of treasury and other common shares	—	(17.1)	(3.7)	(48.4)

Net cash provided (used) by financing activities	13.4	(16.2)	111.2	(101.3)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.7)	0.1	(0.5)	(1.8)

Increase (decrease) in cash and cash equivalents	47.2	14.0	69.2	(40.1)
Cash and cash equivalents at beginning of period	63.2	27.2	41.2	81.3

Cash and cash equivalents at end of period	$110.4	$41.2	$110.4	$41.2

Note: These statements are unaudited.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.